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                                                                     EXHIBIT 3.2
                               STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                              A STOCK CORPORATION

     FIRST:  The name of this Corporations Premier Graphics, Inc.

     SECOND: Its Registered Office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The Registered Agent in charge thereof is Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The amount of the total authorized capital stock of this corporation is Ten Dollars ($10.00) divided into 1000 shares of .01 Dollars ($.01) each. All such shares are to be common stock of one class.

     FIFTH:  The name and mailing address of the incorporator is as follows:

                         Michael P. Morgan
                         530 Oak Court Drive, Suite 345
                         Memphis, Tennessee 38117

     SIXTH: Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

     EIGHTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time such amendment, modification or repeal.

     NINTH: The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or
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inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     TENTH: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as the initial director of the corporation until the first annual meeting of stockholders of the corporation, or until his successor is elected and qualifies, is John P. Miller. The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this 2nd day of June, 1997.

     I, THE UNDERSIGNED, for purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 2nd day of June, A.D. 1997.


                                      /s/ Michael P. Morgan
                                      -----------------------------------
                                      Michael P. Morgan, Incorporator

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